Exhibit 10.10

NANT HEALTH, LLC

PROFITS INTERESTS PLAN

Adopted December 3, 2013

Article I

PURPOSE

The purpose of this Nant Health, LLC Profits Interests Plan (as may be amended from time to time, this “Plan”) is to benefit the Members of Nant Health, LLC, a Delaware limited liability company (the “Company”), by assisting the Company to attract and retain employees, officers, managers, directors, consultants, advisory board members and other service providers (collectively referred to below as ‘Service Providers”) of the Company and its Affiliates, to give such Service Providers an incentive to provide the highest quality and quantity of services to the Company as possible, and otherwise to align the interests of such Service Providers with those of the Company’s Members. Accordingly, the Plan provides for the granting of Profits Interests to Service Providers from time to time as determined by the Plan Administrator and subject to any limitations under the Company’s Limited Liability Company Agreement (as it may be amended from time to time, the “LLC Agreement”). The Profits Interests shall take the form of Series C Units (“Units”). Capitalized terms used in this Plan shall have the meanings assigned to them in Article XV.

Article II

PROFITS INTERESTS; CAPITAL ACCOUNTS; TAX TREATMENT

2.1 Profits Interests. Units granted under this Plan do not, as of the date of grant represent an interest in the capital of the Company, and would not entitle the holder thereof to receive distributions if the Company were liquidated immediately after the grant. The Units granted under this Plan entitle the Grantee to receive an allocation to the Grantee’s Capital

Account of a portion of the profit and loss of the Company arising after the date of the grant of such interest and, subject to vesting conditions, distributions made out of a portion of the profits of the Company arising after the date of the grant of such interest, such fraction being equal to the number of Units held by the Grantee divided by the total number of units or other membership interests outstanding at the time the allocation is made (subject to subsequent dilution to reflect the sale or grant of membership interests to other Members).

2.2 Tax Treatment. It is the intention of the Company that equity grants under this Plan will constitute Profits Interest in the Company (and not capital interests) for federal income tax purposes. A Profits Interest in the Company constitutes an interest(s) the future profits and losses of the Company and does not entitle the holder thereof to any portion of the Fair Market Value of the Company as of the date that a Profits Interest is granted. Assuming that an Equity Grant qualifies as a profits interest and not a capital interest under tax law, the grant should not be taxable to the recipient for United States federal income tax purposes under current law, specifically Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, or any successor authority thereof. The Company plans to use reasonable efforts to take such actions as may be required under applicable tax law so that the grant of the Profits Interests to Service Providers is not a taxable event for the Service Provider for United States federal income tax purposes. The authorities on which this position is based, Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Revenue Procedure 2001-43, deals with situations in which the recipient holds its membership interest for at least two (2) years prior to disposing it. While failure to hold an Equity Grant for at least two (2) years would not necessarily render the grant taxable, the grant would not fall under Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Revenue Procedure 2001-43 and therefore there is an increased risk that the U.S. Internal Revenue Service might consider the grant not to qualify as a Profits Interest. The Company does not guarantee to the Service Providers that, in the case of an audit, the Internal Revenue Service would concur in the Company’s view that the Equity Grants are not taxable to the recipients.

2.3 Grant Procedures. Whenever the Company is to grant Profits Interests, the Company will do the following:

(a) The Board shall make a good faith determination of the current Fair Market Value of the Company, with or without assistance from a professional appraisal firm, which value shall be no less than the amount of distributions that would be distributed to the Members under the LLC Agreement hereof if, immediately after the issuance of the Profits Interest, all the assets of the Company were sold for their respective Fair Market Values, the liabilities of the Company were paid in full, and the remaining proceeds were distributed in accordance with the priorities set forth in the LLC Agreement.

(b) The excess (if any) of such current Fair Market Value of the Company over the sum of the Capital Accounts of all Members shall be treated as “Unrealized Profit.”

(c) The Unrealized Profit will be allocated to the Capital Account of all Members immediately prior to the grant of the Profits Interests, in proportion to such Members’ percentage interests in such Unrealized Profit. The purpose of this allocation is to ensure that the sum of the Capital Accounts of all Members immediately prior to such grant equals the Fair Market Value of the Company at such time, as determined by the Board.

(d) The Fair Market Value of the Company shall be treated as the “Hurdle Amount” of the Profits Interests granted under the LLC Agreement.

(e) The Grantee of the Profits Interest shall have an initial Capital Account of zero (0) with respect to the Units received in the Equity Grant.

Article III

RESTRICTED EQUITY GRANTS AND VESTING

3.1 Vested and Unvested Grants. Equity Grants under the Plan may be fully vested,

partially vested or entirely unvested at the time of grant, as provided in the Equity Grant Agreement. If the Equity Grant Agreement does not specify, the grant is initially unvested and the default vesting provisions of Section 3.2 apply. For grants that are unvested or partially unvested, the recipient is subject to a risk of forfeiture of the granted Units to the extent and with the effects described below.

3.2 Vesting of Incentive Grants. Except to the extent expressly provided to the contrary in the Equity Grant Agreement, Units that are granted under this Plan shall not be vested upon the grant thereof but instead shall vest, if at all, over a four (4) year period in accordance with the following procedure: Subject to the Grantee’s continuous Service to the Company, one-fourth of the Units shall vest on each one year anniversary of the grant date (i.e, 25% on each annual anniversary), so that the entire amount would vest assuming completion of four (4) years of Service. Notwithstanding anything in this Plan to the contrary, unless expressly provided to the contrary in the Equity Grant Agreement, all unvested Units shall vest in full effective immediately prior to the consummation of a Sale of the Company. Vesting is subject to continued provision of Services at the time the vesting is scheduled to occur. In the event of termination of Services prior to complete vesting regardless of the cause of such termination), the Grantee will forfeit that number of the Units otherwise allocated to him or her that have not become vested at the time of such termination, with the consequences described in Section 3.4. The Plan Administrator is authorized to adopt, for one or more Equity Grant Agreements, a different vesting schedule than that set forth in this Section 3.2.

3.3 Treatment of Unvested Interests. During the period of time that any Units are unvested but are outstanding and have not been forfeited, they shall be treated the same as vested Units with respect to allocations of profit, loss and other items, and maintenance of Capital Accounts, according to the rules set forth in the Company’s LLC Agreement. However, amounts that would have been distributable with respect to unvested Units if such Units had been vested shall be held by the Company until such Units vest.

3.4 Forfeiture. Any Units that are not vested on the date of termination of the Grantee’s Services shall be forfeited, regardless of whether such Services are terminated by decision of the Grantee, by decision of the Company, with or without Cause or good reason or no reason, upon disability or death or otherwise. Forfeiture of unvested Units shall have the following consequences:

(a) The percentage interest of the holder of forfeited unvested Units shall be reduced (including to zero if applicable) to that level represented by any vested Units also held by such holder;

(b) The effective date of such reduction shall be any day selected by the Plan Administrator that falls between the dates commencing one month prior to and one month following the termination of Services (or, in the case of an award that was entirely unvested due to termination of Services prior to the last day of the month in which falls the first anniversary of the date of grant, the effective date of such reduction shall be the date of grant); and

(c) The Grantee shall forfeit any undistributed positive amounts previously allocated to his or her Capital Account with respect to forfeited Units; provided that the Grantee shall not be liable for return to the Company of any amounts previous distributed in respect of the forfeited Units.

Article IV

TERMINATION OF SERVICES

4.1 Impact of Termination on Unvested Units. Unless otherwise determined by the Plan Administrator in its sole and absolute discretion, termination of a Grantee’s Services to the Company shall result in forfeiture of unvested Units, as described in further detail in Section 3.4.

4.2 Gap in Services. Except to the extent inconsistent with the terms of the applicable Equity Grant Agreement, and notwithstanding anything to the contrary contained in this

Article IV, if a Grantee ceases to provide Services to the Company in any capacity but within sixty (60) days of such termination, the Grantee again commences to provide Services to the Company in the same or some other capacity, such Grantee’s rights with respect to any Equity Grant or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Plan Administrator in its sole and absolute discretion, as if such Grantee had provided Services for the entire period during which such Equity Grant or portion thereof had been outstanding. Should the Plan Administrator effect such determination with respect to such Grantee, for all purposes of the Plan, such Grantee shall not be treated as if his or her Services had terminated.

4.3 Purchase Option.

(a) Upon either (i) termination of a Grantee’s Services or (ii) the transfer of a Grantee’s Units under a decree of divorce by a court of competent jurisdiction, the Company has the option (but not the obligation to purchase Grantee’s vested Units (or in the case of divorce, that portion of the vested Units as has been transferred under the decree of divorce). A purchase under this Section 4.3 will be determined in accordance with the following: (x) if the Company terminates Grantee’s Service for Cause, the Company shall have the right (but not the obligation to repurchase all of the vested Units for an aggregate of One Dollar ($1.00); (y) if the Company terminates Grantee’s Service without Cause, Grantee voluntarily resigns or Grantee’s Services are terminated by reason of death or disability, the Company shall have the right (but not the obligation) to purchase all or a portion of the vested Units for their Fair Market Value; and (z) in the case of divorce, the Company shall have the right (but not the obligation to purchase all or a portion of the vested Units which has been transferred under the decree of divorce for their Fair Market Value.

(b) This purchase option may be exercised by written notice to the Grantee (or the Grantee’s heirs, executor or other personal representative. or former spouse, as applicable)

within one hundred eighty (180) days after the termination of Services. The purchase and sale of any such vested Units shall take place at a time specified by the Plan Administrator not more than sixty (60) days following the date of notice of exercise of the Company’s option.

4.4 Closing. At the closing of the purchase of any of Grantee’s vested Units, the Company shall pay the entire purchase price in cash. If the Company does not exercise its purchase option within the one hundred eighty (180) day period described in Section 4.4, the Company’s option shall lapse and become void.

Article V

ECONOMIC INTERESTS WITHOUT VOTING OR INFORMATION RIGHTS

5.1 Non-Voting. The Units granted under this Plan are subject to the terms and conditions of this Plan, the Equity Grant Agreement under which the award is made, and the Company’s LLC Agreement. Unless otherwise provided in the applicable Equity Grant Agreement, Units issued under this Plan carry no voting or information rights.

5.2 Information Restrictions. Except as provided by provisions of the Delaware Limited Liability Company Act or applicable state securities laws that may not lawfully be waived, or as otherwise provided in the applicable Equity Grant Agreement, recipients of Equity Grants under this Plan have no right to receive Company financial statements or other information except as is determined by the Plan Administrator in its sole and absolute discretion. Each recipient of an Equity Grant is entitled to receive a copy of this Plan and of the applicable Equity Grant Agreement. By accepting an Equity Grant, each recipient acknowledges and agrees that the Plan Administrator may in its sole and absolute discretion restrict information provided to Equity Grant recipients, or redact from information provided to Equity Grant recipients (including any copy of the LLC Agreement) portions of information provided to other Members of the Company that the Plan Administrator in its sole and absolute discretion deems inappropriate for circulation to Service Providers. By accepting an Equity Grant, each recipient acknowledges and agrees that with respect to grants of equity interests in exchange for services, it is reasonable for the Company to limit the information provided to Service Providers. For example and not by way of limitation, it might become a source of contention if each Service Provider knew the number of Units granted to each other Service Provider. Accordingly, the rights of Service Providers who are Members of the Company as a result of grants of Profits Interests under this Plan (other than any such Service Providers who are also managers or members of the Board) to receive information or otherwise may be modified from time to time by the Plan Administrator, notwithstanding the default provisions of Section 18-305 of the Limited Liability Company Act, in such manner as the Plan Administrator determines is in the best interests of the Company.

5.3 Economic Interests Only. The Equity Grants entitle the recipient solely to allocations of profits and losses and distributions on the same basis as other holders of Units, subject to any preferential rights or Capital Account balances of other classes or series of units or other membership interests or other Members under the Company’s LLC Agreement, and subject to the terms and conditions of this Plan and the Equity Grant Agreement.

5.4 No Execution of LLC Agreement Required. By executing an Equity Grant Agreement, a Service Provider becomes a Member of the Company. subject to the limitations on Member rights provided under this Plan and the Equity Grant Agreement, without any requirement that the Service Provider execute the Company’s LLC Agreement.

Article VI

TAX DISTRIBUTIONS, WITHHOLDING AND REPORTING

6.1 Tax Distributions. Subject to any applicable contractual restriction (such as loan covenants in any loan agreement), each year in which the Company has taxable income for U.S. federal and/or state income tax purposes, the Company may distribute a sufficient amount of cash to enable Members to pay the U.S. federal and/or state income tax on their shares of

Company income of any), not later than 120 days after the end of the taxable year. If such tax distributions are made to Members generally, they will be made to recipients of Equity Grants to the extent that those recipients are also allocated Company taxable income. For purposes of determining the amounts of such distribution, the Plan Administrator may determine to use a single combined U.S. federal and state income tax rate determined in its discretion.

6.2 Withholding Taxes. If the Company is required to withhold any portion of any amounts distributed, allocated or otherwise attributable to Members by applicable U.S. federal, state, local or foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws.

6.3 Tax Reporting. To the extent required by applicable law, following the end of each fiscal year of the Company, on a reasonably timely basis, the Company shall cause to be prepared and mailed to each Grantee Schedule K-1 to IRS Form 1065 and such information as may be reasonably required by the Grantees to prepare their respective U.S. federal and state income tax returns. To the extent required by applicable law, the Company shall make available to each Grantee a copy of the Company’s Form 1065 and corresponding state tax returns with reasonable promptness after filing, subject to receipt of a confidentiality agreement executed by Grantee.

Article VII

TRANSFER AND TRANSFER RESTRICTIONS

7.1 Transfer. The Transfer of any Units in violation of the prohibition contained in this Article VII shall be deemed invalid, null and void, and of no force or effect.

7.2 Unvested Units. Unvested Units may not be Transferred without the consent of the Plan Administrator, which may be withheld in its sole and absolute discretion.

7.3. Transfers.

(a) Without the prior written consent of the Plan Administrator, the Grantee of an

Equity Grant may not directly or indirectly sell, assign, pledge, hypothecate or otherwise Transfer or dispose of such Grantee’s vested Units, nor any part thereof except as permitted by this Section 7.3. Notwithstanding the forgoing, a Grantee shall have the right to assign all or a portion of its vested Units (by operation of law or otherwise) without the consent of the Plan Administrator for bona fide estate planning purposes, either during such Grantee’s lifetime or on death by will or intestacy, to such Grantee’s Permitted Transferees. If a Grantee transfers its vested Units to a Permitted Transferee pursuant to this Section 7.3, such Permitted Transferee shall become a substitute Member of the Company without the consent of the Plan Administrator, and with respect to a Permitted Transferee who acquires all of such Grantee’s Units, all references herein to the transferring Grantee shall be deemed to be references to such Permitted Transferee.

(b) A transferee of Units shall have the right to become a substitute Member of the Company only if:

(i) The Transfer was done in accordance with Section 7.3(a)

(ii) The transferee promptly notifies the Plan Administrator and executes an instrument satisfactory to the Plan Administrator accepting and adopting the terms and provisions of this Plan;

(iii) The transferee pays all reasonable expenses in connection with his or her admission as a new Member;

(iv) The admission of a substitute Member of the Company shall not result in the release of the Grantee who assigned the Units from any liability that such Grantee may have to the Company;

(v) The Transfer will not require registration under any federal or state securities laws;

(vi) The Transfer will not result in the termination of the Company pursuant to Section 708 of the U.S. Internal Revenue Code; and

(vii) The transferor or the transferee delivers the following information to the Company: (A) the transferee’s taxpayer identification number; and (B) the transferee’s initial tax basis in the transferred interest.

Notwithstanding any Transfer, the Grantee shall continue to be subject to tax withholding to the extent required by law.

7.5 Option on Termination. The Company has the option to purchase vested Units or upon termination of Services as set forth in Sections 4.4 and 4.5.

ARTICLE VIII

EFFECTIVE DATE OF PLAN

This Plan shall be effective as of December 1, 2013 provided that this Plan is approved by holders of a majority of the outstanding membership interests of the Company entitled to vote thereon within twelve (12) months of such date.

ARTICLE IX

ADMINISTRATION

9.1 Administration of Plan. This Plan shall be administered by the Plan Administrator.

9.2 Powers. Subject to the provisions of this Plan and the LLC Agreement, the Plan Administrator shall have the sole authority, in its discretion, to determine which recipients shall receive an Equity Grant, the time or times when such Equity Grant shall be made, the number of Units that may be issued under such Equity Grant and the vesting schedule, as applicable. In making such determination, the Plan Administrator may take into account the nature and length of the services rendered by the respective individuals, their past. present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Plan Administrator in its discretion shall deem relevant.

9.3 Additional Powers. The Plan Administrator shall have such additional powers as are delegated to it under the other provisions of this Plan. Subject to the express provisions of this Plan, the Plan Administrator is authorized to construe this Plan and the respective Equity Grant Agreements executed hereunder, to prescribe such rules and regulations relating to this Plan as it may deem advisable to carry out the intent of this Plan and to determine the terms, restrictions and provisions of each Equity Grant, and to make all other determinations necessary or advisable for administering the Plan. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in any Equity Grant Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Plan Administrator on the matters referred to in this Article IX or other questions arising under this Plan or the Equity Grant Agreements shall be conclusive, final and binding on recipients of Equity Grants.

9.4 Plan Administrator Action. If the Plan Administrator consists of more than a single individual, in the absence of specific rules to the contrary adopted by the Company’s Board, action by the Plan Administrator shall require the consent of a majority of the members of the Plan Administrator, expressed either orally at a meeting of the Plan Administrator or in writing in the absence of a meeting.

ARTICLE X

TOTAL UNITS SUBJECT TO PLAN

The Plan Administrator may from time to time grant Equity Grants to one or more Service Providers determined by it to be eligible for participation in the Plan in accordance with the provisions of Article XI. Subject to Section 13.1 and Article XIV, the aggregate number of Units that may be issued under the Plan shall not exceed 63,750,000 Series C Units. To the extent that an Equity Grant lapses or the rights of its holder terminate, any Units subject to such

Equity Grant shall again be available for the grant of a new Equity Grant. Equity Grants must be effected within ten (10) years from the date this Plan is adopted or approved by the Company’s Members, whichever is earlier. This Plan must be approved by holders of a majority of the Company’s voting membership interests by the later of (a) within 12 months before or after this Plan is adopted or (b) prior to or within 12 months of the grant of any Equity Grant under this Plan in the State of California. Any Equity Grants effected before such Member approval is obtained must be rescinded if approval of the Company’s Members is not obtained in the manner described in the preceding sentence.

ARTICLE XI

ELIGIBILITY FOR EQUITY GRANTS

Equity Grants made under this Plan may be granted solely to persons who, at the time of grant, are Service Providers, or are being engaged to become Service Providers. An Equity Grant may be granted on more than one occasion to the same Service Provider.

ARTICLE XII

EQUITY GRANT AGREEMENTS

12.1 Equity Grant Agreements. Each Equity Grant shall be evidenced by an Equity Grant Agreement in such form and containing such provisions not inconsistent with the provisions of this Plan as the Plan Administrator from time to time shall approve. An Equity Grant Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting, (ii) tax matters (including provisions covering any applicable employee wage withholding requirements and requiring additional “gross-up” payments to Grantees to meet any excise taxes or other additional income tax liability imposed as a result of a payment upon a “change of control” of the Company resulting from the operation of this Plan or of such Equity Grant Agreement) and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Plan Administrator shall in its sole and absolute discretion determine. The terms and conditions of the respective Equity Grant Agreements need not be identical. In the event of a conflict between the terms of any given Equity Grant Agreement and this Plan, the terms of the Equity Grant Agreement shall control.

12.2 Equity Grants in Substitution for Equity Granted by Other Companies. Equity Grants may be granted under this Plan from time to time in substitution for stock, stock options, membership interests or other forms of equity held by individuals employed by entities who become employees of the Company as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock of the employing entity with the result that such employing entity becomes an Affiliate.

ARTICLE XIII

RECAPITALIZATION OR REORGANIZATION

13.1 Adjustments to Units. If, and whenever, after an Equity Grant, the Company shall effect a subdivision or consolidation of membership interests or make a distribution on membership interests without receipt of consideration by the Company, the number of Units shall be (a) proportionately increased in the event of an increase in the number of outstanding membership interests and (b) proportionately reduced in the event of a reduction in the number of outstanding membership interests.

13.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter Units issued as Equity Grants shall be adjusted in the same manner as membership interests of the same class or series that have been issued to Members other than as Equity Grants, except to the extent that the Plan Administrator determines in good faith that such adjustment would not be appropriate in the circumstances.

13.3 Other Events. In the event of changes to the outstanding membership interests of the Company by reason of recapitalization, reorganization, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Equity Grant and not otherwise provided for under this Article XIII, any outstanding Equity Grants and any Equity Grant Agreements evidencing such Equity Grants shall be subject to adjustment by the Plan Administrator in its discretion. In the event of any such change to the outstanding Units, the aggregate number of Units available under this Plan may be appropriately adjusted by the Plan Administrator, the determination of which shall be conclusive.

13.4 Powers Not Affected. The existence of this Plan and the Equity Grants granted hereunder shall not affect in any way the right or power of the Board to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Units issued under this Plan or the rights thereof, the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other company act or proceeding.

13.5 No Adjustment for Certain Equity Grants. Except as hereinabove expressly provided, the issuance by the Company of Units, membership interests, or securities convertible into membership interests, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of obligations of the Company convertible into membership interests, and in any case whether or not for fair value, shall not affect previously granted Equity Grants, and no adjustment by reason thereof shall be made with respect to the number of Units subject to Equity Grants theretofore granted.

ARTICLE XIV

AMENDMENT AND TERMINATION OF PLAN

The Board in its discretion may terminate this Plan at any time with respect to any Units for which Equity Grants have not theretofore been granted. The Board shall have the right to alter or amend this Plan or any part hereof from time to time, including without limitation to increase the total number of Series C Units issuable hereunder; provided, that no change in any Equity Grant theretofore granted may be made which would materially and adversely impair the rights of a Grantee without the consent of the Grantee.

ARTICLE XV

DEFINITIONS

The following definitions shall be applicable throughout this Plan unless the context otherwise requires:

“Affiliate” shall mean any entity controlling, controlled by or under common control with the Company.

“Board” shall mean the Company’s board of directors, who has been designed as the managers (within the meaning of Delaware Limited Liability Company Act).

“Capital Account” shall mean the individual Capital Account established by the Board on behalf of each Member.

“Cause” shall mean any of the following: (i) Grantee commits a material breach of any agreement he or she has with the Company, or any policy of the Company; (ii) Grantee fails to substantially perform his or her duties, or to implement or follow a lawful policy or directive of the Company; (iii) Grantee is indicted for a crime involving dishonestly, breach of trust, physical harm to any person or serious moral turpitude, (iv) Grantee engages in dishonesty, gross negligence or willful misconduct in the performance of his or her duties, as reasonably determined by the Company, (v) Grantee engages in conduct which is materially injurious to the Company (monetarily or otherwise) or which constitutes a material violation of federal or state law relating to the Company or its business or (vi) Grantee being under the influence of alcohol or non-prescription drugs during work activities.

“Company” shall mean Nant Health, LLC, a Delaware limited liability company.

‘Equity Grant” shall mean a grant of a Profits Interest under this Plan.

“Equity Grant Agreement” shall mean a written agreement between the Company and the Grantee with respect to an Equity Grant.

“Fair Market Value” shall mean the fair market value thereof as determined in good faith by the Plan Administrator.

“Grantee” shall mean a Service Provider who has been granted an Equity Grant or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Members” means any holder of membership interests in the Company, including holders of Units unless and until such party has validly transferred all of its Units or otherwise ceased to be a Member.

‘Permitted Transferee” shall mean, with respect to any Grantee, (i) such Grantee’s spouse, (ii) any descendants (whether natural or adopted) of such Grantee or of Grantee’s spouse, or (iii) any trust or other entity formed for estate planning purposes for the benefit of such Grantee or a person specified in (i) or (ii) above, provided that such Permitted Transferee agrees in writing to be bound by the terms of this Plan.

“Plan” shall mean this Nant Health, LLC Profits Interests Plan, as amended from time to time, together with each of the Equity Grant Agreements utilized hereunder.

“Plan Administrator” shall mean the Board, unless the Board has delegated to a Plan Administrator or some other person the responsibility of administering this Plan, in which case Plan Administrator will mean such appointee or appointees.

“Profits Interest” means a Unit or Units of the Company granted to a Service Provider in exchange for services, that do not, as of the date of grant, represent an interest in the capital of the Company and would not entitle the holder to receive distributions if the Company were liquidated immediately after the grant, as described under Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Revenue Procedure 2001-43.

“Sale of the Company” shall mean the consummation of (a) any reorganization, merger, consolidation or other transaction or series of related transactions in which the Members as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving entity or its parent company following such transaction or series of related transactions; or (b) a sale of all or substantially all of the assets of the Company (taken together as a whole with its subsidiaries), or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company (taken together as a whole with its subsidiaries).

“Service” shall mean service to the Company as a part-time employee, full-time employee, officer, independent contractor, consultant, manager, member of the Board, member of an advisory board, or in some other capacity. Termination of continuous Services shall be treated as a termination of Services notwithstanding a subsequent re-hiring, except as otherwise provided in this Plan or the Equity Grant Agreement or otherwise determined by the Plan Administrator. In the case of any leave of absence authorized by the Board, to the extent that vesting of Units depends on continued Services, such vesting shall be suspended, and shall resume upon the Grantee’s termination of the authorized leave of absence and return to Services for the Company.

“Transfer” shall mean, when used as a noun, any voluntary sale, assignment, pledge, grant of a security interest or other transfer or disposition, and, when used as a verb, means, voluntarily to sell, assign, pledge, grant a security interest, or otherwise transfer dispose of.

ARTICLE XVI

MISCELLANEOUS

16.1 No Right to Award. Neither the adoption of this Plan by the Company nor any action of the Plan Administrator or any Company representative shall be deemed to give a Service Provider any right to an Equity Grant except as may be evidenced by an Equity Grant Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

16.2 No Rights Against Termination Conferred. Nothing contained in this Plan or any Equity Grant Agreement shall (a) confer upon any Service Provider any right with respect to continuation of Services with the Company or any Affiliate, (b) interfere in any way with the right of the Company or any Affiliate to terminate the Services of a Service Provider at any time. All employment with the Company is at-will unless otherwise stated in a written employment contract.

16.3 No Restriction on Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Equity Grant made under this Plan. No Service Provider, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

16.4 Beneficiary Designations. Each Grantee may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries for purposes of receiving any amount which is payable in connection with an Equity Grant under this Plan upon or subsequent to the Grantee’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Grantee’s beneficiary shall be the Grantee’s estate.

16.5 Public Trading. It is intended that, at any time when membership interests of the Company become listed on a national securities exchange or quoted on NASDAQ, this Plan and any Equity Grant Agreement made to a person may be modified by the Plan Administrator if and to the extent necessary or advisable to conform to tax and securities laws or exemptions or other special treatment under tax or securities laws, including but not limited to Section 16 of the Securities Exchange Act of 1934 and Rule 1 6b-3 thereunder, and Section 162(m) of the Internal Revenue Code.

16.6 Other Plans. No Equity Grant, payment or amount received hereunder shall be taken into account in computing a Grantee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Equity Grant, payment or amount received.

16.7 Limits of Liability. Any liability of the Company with respect to an Equity Grant shall be based solely upon the contractual obligations created under this Plan and the Equity Grant Agreement. Neither the Company nor the Plan Administrator or any member of the Plan Administrator shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under this Plan.

16.8 Governing Law. Except as otherwise provided herein, all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by the Equity Grant Agreements shall be governed by the laws of the State of Delaware.

16.9 Jurisdiction. By accepting an Equity Grant, each Service Provider consents, with respect to disputes arising under this Plan or any Equity Grant Agreement, to the exclusive jurisdiction of the courts of Los Angeles, California.

16.10. Investment Representation. By accepting an Equity Grant, each Grantee

(a) represents that such Grantee is acquiring the Units for the Grantee’s own account, not with a view to any distribution; (b) acknowledges that the Grantee understands that there is no public trading market in the Units; (c) acknowledges that the issuance of the Units has not been registered under the Securities Act of 1933, in reliance on an exemption provided in Rule 701, nor qualified under any United States state securities laws or foreign laws. The Units granted under this Plan may not be Transferred without registration under the Securities Act of 1933 and qualification under any applicable state securities laws, or an applicable exemption, and compliance with any applicable foreign laws.